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                                                                    exhibit 99.1

                                             Press Release-For Immediate Release



                                                               Company Contacts:
                                                         Copley Properties, Inc.
                                          Mary L. Lentz, Chief Operating Officer
                                                                   (617)578-1295

                                                            EastGroup Properties
                                                   David H. Hoster II, President
                                         N. Keith McKey, Chief Financial Officer
                                                                   (601)354-3555




               EASTGROUP PROPERTIES AND COPLEY PROPERTIES, INC.
                          ANNOUNCE AGREEMENT TO MERGE

February 13, 1996 EastGroup Properties (EGP-NYSE) and Copley Properties, Inc. (COP-ASE), both of which are real estate investment trusts, jointly announced that they have entered into an Agreement and Plan of Merger under which Copley will be merged into EastGroup. In the merger, each share of Copley's common stock will be converted into EastGroup shares of beneficial interest with a value of $15.60, subject to the limitations described below. If, however, Copley has sold its interest in University Business Center Associates ("UBC") to Copley's joint venture partner prior to the closing of the merger, each Copley share will be converted into EastGroup shares with a value of $12.00 and the proceeds from the sale of the UBC interest equal to $3.60 per share will be distributed to Copley's shareholders prior to the merger.

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     The value of EastGroup shares for purposes of calculating the ratio at which Copley shares will be converted into EastGroup shares in the merger will be the average of the closing price of EastGroup shares on the New York Stock Exchange on the 20 trading days immediately preceding the fifth trading day prior to the effective date of the merger (the "EastGroup Stock Price"); however, the EastGroup Stock Price will be deemed to equal $20.25 if the average price of EastGroup shares calculated above is less than or equal to $20.25, and $23.00 if the average price of EastGroup shares is greater than or equal to $23.00. Copley has the right, waivable by it, to terminate the merger agreement without liability if the average closing price of EastGroup shares on the New York Stock Exchange on the 20 trading days immediately preceding the fifth trading day prior to (i) the date on which the Securities and Exchange Commission declares EastGroup's Registration Statement with respect to the merger effective or (ii) the date on which Copley's stockholders' meeting with respect to the merger is held is equal to or less than $18.25.

     Leland R. Speed, Chairman of EastGroup, stated, "We feel that the proposed combination of Copley and EastGroup will create both immediate and long term benefits to the shareholders of the two entities. We believe that the transaction is accretive for EastGroup shareholders and that it will also result in increased quarterly dividends for Copley shareholders once they receive their EastGroup shares."

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     David H. Hoster II, President of EastGroup, stated "The transaction represents an extension of EastGroup's sunbelt strategy into the growth states of Arizona and California from its current strong base of investments primarily in Florida and Texas. The acquisition of this portfolio of quality industrial and office properties will increase EastGroup's ownership to a total of approximately 5,000,000 square feet of industrial and office space."

     Steven E. Wheeler, President of Copley Properties, Inc., stated, "After months of exploring Copley's alternatives, we believe that this transaction is in the best interest of our shareholders."

     The merger is subject to several conditions including approval by the shareholders of both Copley and EastGroup and registration of the EastGroup shares to be issued in the merger with the SEC.

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